EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter Financial Results

Declares Cash Dividend of $0.30 per Share Payable on June 15, 2023

RENO, Nev., April 19, 2023 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported record Net revenue and Adjusted EBITDA for the first quarter ended March 31, 2023, as summarized below:

($ in thousands, except per share data and percentages)
	Three Months Ended March 31,
	2023	2022	Increase / (Decrease)
Net revenue	$116,644	$108,318	7.7%
Net income (1)	17,670	18,118	(2.5%)
Adjusted EBITDA (3)	$36,480	$34,342	6.2%

Basic EPS	$0.92	$0.96	(4.2%)
Diluted EPS (2)	$0.90	$0.92	(2.2%)

(1) Net Income was impacted by the effective tax rate (21.7% in the first quarter of 2023 and 12.5% in the first quarter of 2022), which varies based on the amount of the excess tax benefit on stock compensation. The income tax deduction attributable to the excess tax benefit decreased from the first quarter of 2022 to the first quarter of 2023, which resulted in a $1.7 million increase in the income tax provision.
(2) Diluted EPS was impacted by the effective tax rate (21.7% in the first quarter of 2023 and 12.5% in the first quarter of 2022), which varies based on the amount of the excess tax benefit on stock compensation. The income tax deduction attributable to the excess tax benefit decreased from the first quarter of 2022 to the first quarter of 2023, which resulted in a $0.09 decrease in diluted EPS.
(3) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our 2023 fiscal year is off to a strong start as the operating momentum builds at Monarch in Black Hawk, Colorado. In Reno, the first quarter results were materially impacted by unprecedented weather disruptions in Northern California, which is a key feeder market for Atlantis. Net revenue and Adjusted EBITDA grew to all-time first quarter records of $116.6 million and $36.5 million, respectively. The Company’s performance in Black Hawk was a primary driver in generating a healthy consolidated Adjusted EBITDA margin of 31.3% in what is historically our slowest quarter of the year in both markets.

“In Black Hawk, we continued to expand market share. All revenue categories, including casino, food and beverage and hotel continued their growth and we believe Monarch Black Hawk has yet to realize its full potential.

“At Atlantis, our primary focus remains the ongoing enhancement of the property. We believe, our newly installed casino carpet has revitalized the casino floor. The redesign and upgrade of the hotel rooms in the second tower is on schedule for an anticipated completion before Memorial Day 2023.

“With our strong balance sheet and free cash flow, Monarch remains ideally positioned to evaluate and act on potential acquisitions where we can employ our development and operating disciplines to drive long-term value for our stockholders. In the mean-time, we will continue to invest in our existing properties and remain committed to returning capital to stockholders. In the first quarter of 2023, we paid a one-time cash dividend of $5.00 per outstanding share of common stock. In the second quarter of 2023, we will pay cash dividend of $0.30 per outstanding share of common stock and we intend to continue to make quarterly payments as part of the previously announced annual cash dividend of $1.20 per share.

Summary of 2023 First Quarter Operating Results
In the first quarter of 2023, the Company generated net revenue of $116.6 million, an increase of 7.7% from $108.3 million in the prior year same quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 6.5%, 12.6% and 1.8% year over year, respectively. The revenue increase was driven primarily by the ongoing growth in business at Monarch Black Hawk.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2023 were $25.1 million compared to $24.2 million in the prior-year period, driven primarily by increases in utility expense and repair and maintenance expense. As a percentage of net revenue, SG&A expense decreased to 21.5% compared to 22.3% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 37.7% during the first quarter of 2023 from 35.6% in the prior-year period, primarily due to increased labor expense. F&B operating expense as a percentage of F&B revenue decreased to 74.8% during the first quarter of 2023 from 79.6% in the prior-year period due to an increase in average check and improved cost management. Hotel operating expense as a percentage of hotel revenue increased to 41.3% in the first quarter of 2023, compared to 38.0% in the same period a year ago, primarily due to a decrease in average daily rate and an increase in labor expense.

Income from operations for the first quarter of 2023 increased 8.5% compared to the same period last year. Net income decreased 2.5% compared to the same period last year and diluted EPS decreased 2.2% due primarily to an increase in the effective tax rate, which varies based on the amount of the excess tax benefit on stock compensation. The Company generated first quarter 2023 Adjusted EBITDA of $36.5 million, an increase of $2.1 million, or 6.2%, over the same period a year ago.

Credit Facility and Liquidity
Capital expenditures of $15.2 million in the first quarter of 2023 were funded from operating cash flow and primarily consisted of the redesign and upgrade of hotel rooms in the second tower at Atlantis, re-carpeting the casino floor at Atlantis and maintenance capital spending at both properties. The Company recognized $0.6 million of net interest expense in the first quarter of 2023 compared to $0.7 million in the prior-year period.

As of March 31, 2023, the Company had cash and cash equivalents of $34 million and an outstanding principal balance of $51 million under its credit facility. On March 15, 2023, the Company paid a one-time cash dividend of $5.00 per share to its stockholders of record on March 1, 2023. The one-time dividend was funded from a combination of cash on hand and borrowings against the Company’s credit facility.

Quarterly Dividend Declaration
The Company is announcing a cash dividend of $0.30 per share of its outstanding common stock. The cash dividend is payable on June 15, 2023, to stockholders of record on June 1, 2023. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments. The Company’s regular cash dividend is reviewed quarterly by the Board.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding future cash dividends to stockholders; (iv) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; (v) our expectations regarding the completion of room renovations at the Atlantis; and (vi) our beliefs regarding the potential for growth at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of COVID-19, including new variants, on our business, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with COVID-19 and its variants;
  our ability to manage guest safety concerns, whether caused by COVID-19, its variants or other causes;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are preparing for trial in the second half of 2023;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe, other parts of the world and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa Black Hawk (“Monarch Black Hawk”) in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa (“Atlantis”), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,000 slot machines; 43 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,300 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)
	Three months ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Revenues
Casino	$66,905	$62,831
Food and beverage	29,317	26,047
Hotel	15,471	15,192
Other	4,951	4,248
Net revenues	116,644	108,318

Operating expenses
Casino	25,252	22,367
Food and beverage	21,937	20,731
Hotel	6,390	5,773
Other	2,943	2,082
Selling, general and administrative	25,116	24,183
Depreciation and amortization	11,337	10,516
Other operating items, net	510	1,317
Total operating expenses	93,485	86,969
Income from operations	23,159	21,349
Interest expense, net	(587)	(650)
Income before income taxes	22,572	20,699
Provision for income taxes	(4,902)	(2,581)
Net income	$17,670	$18,118

Earnings per share of common stock
Net income
Basic	$0.92	$0.96
Diluted	$0.90	$0.92

Weighted average number of common shares and potential common shares outstanding
Basic	19,215	18,868
Diluted	19,654	19,592

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands, except per share data)
	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$34,430	$38,779
Receivables, net	8,004	9,566
Income taxes receivable	-	24,989
Inventories	6,933	7,558
Prepaid expenses	7,650	8,537
Total current assets	57,017	89,429
Property and equipment, net	581,360	578,050
Goodwill	25,111	25,111
Intangible assets, net	321	352
Total assets	$663,809	$692,942
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$-	$6,693
Accounts payable	15,247	14,418
Construction accounts payable	49,543	49,957
Income taxes payable	3,651	-
Accrued expenses	44,235	46,037
Short-term lease liability	649	639
Total current liabilities	113,325	117,744
Deferred income taxes	23,016	23,016
Long-term lease liability	13,062	13,228
Long-term debt	51,000	-
Total liabilities	200,403	153,988
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,132,599 shares issued and 19,131,641 outstanding at March 31, 2023;
19,096,300 shares issued and 19,093,676 outstanding at December 31, 2022
Additional paid-in capital	42,998	40,716
Treasury stock, 958 shares at March 31, 2023; 2,624 shares at	(62)	(170)
December 31, 2022
Retained earnings	420,279	498,217
Total stockholders' equity	463,406	538,954
Total liabilities and stockholders' equity	$663,809	$692,942

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (In thousands, unaudited)
The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:
	Three Months Ended March 31,
	2023	2022
Net income	$17,670	$18,118
Expenses:
Stock based compensation	1,474	1,160
Depreciation and amortization	11,337	10,516
Provision for income taxes	4,902	2,581
Interest expense, net	587	650
Construction litigation expenses (2)	510	1,342
Gain on disposition of assets (2)	-	(25)
Adjusted EBITDA (1)	$36,480	$34,342

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
(2) Amount included in the “Other operating items, net” on the Consolidated Statement of Income.